CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Insider Trading

Policy

Document Identifier:	POL-1131
Global Process Owner:	Myers, David	Date Last Published:	1/10/2022

Date Originally Created:	5/28/2015	Next Review Date:	1/10/2025

		Status:	Published

Categories

Division:
Commercial
Defense & Space
Aftermarket

Business Process:
5.11.2 Manager Insider Trading
____________________________________________________________________________

Applicable Sites

Belfast
Casablanca
Dallas
Kinston
Prestwick
Saint-Nazaire
Subang
Tulsa
Wichita

Purpose and Scope

Section 1:
Purpose
The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with federal, state, and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from (i) trading securities of that company; or (ii) providing material nonpublic information to other persons who may trade in the company’s securities on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to Spirit to avoid even the appearance of impropriety.

Section 2:
Scope
2.Scope

2.1.Persons Subject to this Policy.

2.1.1.Transactions by Insiders.

2.1.1.1.This Policy applies to the following (each, an “Insider”)

2.1.1.1.1.All employees of Spirit AeroSystems Holdings, Inc. (“Holdings”), Spirit AeroSystems, Inc., and all of their subsidiaries (collectively, “Spirit”); and

2.1.1.1.2.All members of the Board of Directors of Holdings.

2.1.1.2.Spirit may also determine that other persons should be subject to this Policy, such as outside advisers, agents, contractors, consultants, and any other third parties associated with Spirit who have access to material nonpublic information.

2.1.2.Transactions by Insiders.

2.1.2.1.For Insiders, this Policy also applies to their spouse, domestic partner, minor children, economic dependents, other persons living in their households, any corporations, partnerships, trusts, or other entities that they beneficially own, and any person over whom, or trust or other entity over which, they have control (collectively, the “Related Persons”). Insiders are responsible for the transactions of Related Persons and therefore should make them aware of the need to confer with the Insider before they trade in Company Securities, and the Insider should treat all transactions of Related Persons for the purposes of this Policy and applicable securities laws as if the transactions were for the Insider’s own account. This Policy does not, however, apply to personal securities transactions of Related Persons where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to the Insider or Related Persons.

2.2.Transactions Subject to this Policy.

2.2.1.This Policy applies to transactions in Spirit’s securities (collectively referred to in this policy as “Company Securities”), including Spirit’s Class A common stock, options to purchase common stock, or any other securities Spirit may issue, including, but not limited to, preferred stock, convertible debentures, and warrants, other classes of common stock, and derivative securities that are not issued by Spirit, such as exchange-traded put or call options, or swaps related to Spirit’s securities.

Requirements Detail
2.3.Individual Responsibility. Insiders have ethical and legal obligations to maintain the confidentiality of information about Spirit and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each Insider is responsible for making sure that he or she complies with this writing. Further, each Insider is responsible for making sure that their Related Persons also comply with this writing. In all cases, the responsibility for determining whether an Insider is in possession of material nonpublic information rests with that Insider, and any action on the part of Spirit or any other employee or director pursuant to this writing (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

2.4.Statement of Policy.

2.4.1.No Insider who is aware of any material nonpublic information relating to Spirit may, directly or indirectly, through family members or other persons or entities:

2.4.1.1.Buy, sell, or engage in transactions in Company Securities, except as otherwise specified under “Exceptions” below;

2.4.1.2.Recommend the purchase or sale of any Company Securities;

2.4.1.3.Disclose the material nonpublic information to anyone other than employees or other individuals associated with Spirit who need to know the information to perform their duties, provided such disclosure to any person outside Spirit is made in compliance with Spirit’s policies regarding the protection or authorized external disclosure of information regarding Spirit; or

2.4.1.4.Assist anyone engaged in the above activities.

2.4.2.In addition, it is Spirit’s policy that no insider of Spirit who, in the course of working for Spirit, learns of material nonpublic information about another company with which Spirit does business, may trade in that company’s securities until the information becomes public or is no longer material.

2.4.3.There are no exceptions to this Policy, except as specifically noted herein.

2.5.Definition of Material Nonpublic Information.

2.5.1.Material.

2.5.1.1.In general, information is material if there is a substantial likelihood that it would (a) affect a reasonable investor’s decision to purchase, sell, or hold Company Securities; (b) significantly affect the total mix of information about Spirit that is available to the public; or (c) affect the market price of Company Securities. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

2.5.1.2.While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are as follows:

•Annual or quarterly financial results;
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A company restructuring, or a pending or proposed merger, acquisition, or tender offer;
•Significant related person transactions;
•Changes in dividend policy or the declaration of a stock split;
•Repurchase program involving Company Securities;
•Unusual gains, losses (including forward-losses), or impairment charges;
•Negotiations or agreements regarding significant new business, financings, leases, joint ventures, acquisitions, divestitures, or business combinations;
•New equity or debt offerings;
•Gain or loss of a material customer or supplier;
•Significant new aircraft programs, or the award or cancellation of a significant aircraft supply contract;
•Significant negotiations with customers over pricing, costs, rates, advance payments, or other issues;
•Material increase or decrease in the rate of production for a significant program;
•Significant technological developments;
•Senior management changes;
•Impending bankruptcy or financial liquidity problems for Spirit or any significant customer or supplier;
•Significant product defects or warranty issues;
•Significant exposure due to actual or threatened litigation or government investigation, or the resolution of same;
•Changes in auditors or notification that an auditor’s reports may no longer be relied upon;
•Restatements of previously issued financial statements;
•Significant deficiencies or material weaknesses in internal controls and procedures;
•Significant regulatory inquiries or a material violation of law, regulation, or Spirit policies;
•Significant cybersecurity incidents;
•The imposition of a special trading blackout on Company Securities.

2.5.1.3.This list is not exhaustive. Both positive and negative information can be material nonpublic information. Information may be qualitatively material depending on the circumstances even if it does not exceed a quantitative threshold such as a given percentage of revenues, assets, or earnings. When in doubt, Insiders should treat nonpublic or confidential information as material and consult with the Company’s General Counsel prior to engaging in a securities transaction.

2.5.2.Nonpublic. Nonpublic means information that has not been released, announced, or otherwise widely disseminated to the public. Information does not become public merely because it is the subject of speculation, rumor, analyst, or news reports, or unofficial statements. Information should not be regarded as public until at least two (2) full trading days have elapsed after it has been published by a national news medium or becomes available through an official Spirit news release, conference call, or webcast available to the public, or a filing with the Securities and Exchange Commission (“SEC”).

2.6.Exceptions. This writing does not apply in the case of the following transactions, except as specifically noted:

2.6.1.Transactions under Company Plans.

2.6.1.1.Restricted Stock Award Vesting and Tax Settlement. This writing does not apply to the vesting of restricted stock (whether time- or performance-based), or the exercise of a tax withholding right pursuant to which you elect to have Spirit withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The writing does apply, however, to any subsequent market sale of the stock acquired upon vesting.

2.6.1.2.Purchases under the Employee Stock Purchase Plan. This writing does not apply to purchases of Company Securities in Spirit’s Employee Stock Purchase Plan (the “ESPP”) resulting from your periodic or lump sum contribution of money to the ESPP pursuant to the election you made at the time of your enrollment in the ESPP. This writing does apply, however, to your initial election to participate in the ESPP, changes to your election to participate in the ESPP for any enrollment period, and to your subsequent sales of Company Securities purchased pursuant to the ESPP.

2.6.2.Transactions Not Involving a Purchase or Sale.

2.6.2.1.Bona Fide Gifts. This writing does not apply to bona fide gifts, unless the Insider has reason to believe the recipient intends to sell the gifted securities while the Insider is aware of material nonpublic information.

2.7.Post-Termination Transactions. This writing continues to apply to transactions in Company Securities after the Insider’s separation from service. If an Insider is aware of material nonpublic information when leaving Spirit, the Insider may not trade on the basis of that material nonpublic information, or disclose that material nonpublic information to others for trading purposes, until that material nonpublic information has been publicly disclosed by Spirit.

2.8.Requirements Applicable to Certain Insiders.

2.8.1.Trading Windows and Blackouts

2.8.1.1.This section is applicable to the following Insiders (“Restricted Insiders”) and their Related Persons:

•Non-employee directors;
•Employees with the title of “Vice President” or above; and
•Employees (including clerical employees) who are directly involved in the preparation of, or have access to, Spirit’s financial statements or earnings releases, or corporate or segment-level financial information, prior to the time that such information is disclosed to the general public.

2.8.1.2.Restricted Insiders may not conduct any transactions involving Company Securities (other than specified by this Policy) during a “Blackout Period.” Blackout Periods begin on the trading day following the 15th day of the last month of the fiscal quarter and end at the close of business on the second trading day following the date of the public release of Spirit’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the third trading day following the public release of Spirit’s quarterly earnings and ending on the 15th day of the last month of the fiscal quarter (or March 15, June 15, September 15, and December 15). A copy of the current year’s trading windows can be found on the Spirit intranet page: Insider Trading Policy.

2.8.1.3.From time to time, Spirit’s General Counsel may impose a special trading blackout during a window period in light of developments that could involve material nonpublic information. In these situations, Spirit’s General Counsel will notify the persons with access to the material nonpublic information that trading in Company Securities is not permitted except as otherwise set forth herein. Such persons should not disclose such information to any other person, including other Company employees.

2.8.1.4.Please note that those employees that are not subject to Blackout Periods, Window Periods, or special trading blackout restrictions are, nevertheless, subject to this Policy, which prevents them from trading at any time that they are aware of material nonpublic information, or from passing inside information on to others.

2.8.1.5.Hardship. In the event of an emergency, hardship, or other exceptional circumstance, exceptions may be granted by Spirit’s General Counsel to trade Company Securities; provided that, notwithstanding such exception, Insiders may not initiate a trade (or have another person initiate a trade on the Insider’s behalf) in Company Securities (other than in accord with a valid 10b5-1 trading plan) if the Insider is aware of material nonpublic information. The SEC and the courts do not recognize any mitigating circumstances and, in any event, Spirit must avoid even the appearance of an improper transaction to preserve a reputation for high standards of conduct. Spirit’s General Counsel may request that an Insider certify in writing that they are not aware of material nonpublic information about Spirit before granting a hardship authorization to initiate a trade.

2.8.2.Pre-Clearance.

2.8.2.1.The following procedure only applies to Spirit’s non-employee directors and all employees with a title of “Vice President” or above (collectively, the “Senior Insiders”) along with any of their Related Persons. The Senior Insiders must obtain pre-trading clearance from Spirit’s General Counsel before engaging in any transaction in Company Securities (including, for avoidance of doubt, an initial election to participate in the ESPP and changes to an election to participate in the ESPP for any enrollment period). A request for pre-trading clearance must be submitted at least two (2) days prior to the proposed transaction by completing the “Request for Pre-Trading Clearance” in FileNet (you may copy and paste the following link into your web browser: [****]) or by completing and sending the form attached as Schedule B (see Attachment) to the Office of the General Counsel. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a request for pre-trading clearance is rejected, this fact should not be disclosed to others. If pre-trading clearance is granted, the proposed trade must be made within two (2) trading days after receipt of clearance. A trading day is a day on which The New York Stock Exchange is open for business and trading in Spirit’s Class A common stock has not been suspended for more than an hour on that day. If for any reason the trade is not completed within two (2) trading days, pre-trading clearance must be obtained again before the trade may be consummated.

2.8.2.2.When a request for pre-trading clearance is made, the Senior Insider should carefully consider whether he or she may be aware of any material nonpublic information about Spirit, and should describe fully those circumstances to the Spirit’s General Counsel.

2.8.2.3.Rule 10b5-1 Plans. As an alternative to making a one-time trade, a Senior Insider may, pursuant to the limitations set forth under Rule 10b5-1 under the Exchange Act, establish a pre-arranged trading plan that provides a defense against insider trading liability. Because this rule is complex, Spirit recommends that the Senior Insider work with a broker and ensure they fully understand the limitations and conditions of the rule before they can establish a trading plan. Any trading plans of Senior Insiders must be reviewed and approved by Spirit’s General Counsel before being implemented. A request for clearance to enter into a trading plan must be submitted at least two (2) days prior to the proposed plan execution by completing the “Request for

Pre-Trading Clearance” in FileNet (you may copy and paste the following link into your web browser: [****]) or by completing and sending the form attached as Schedule B (see Attachments) to the Office of the General Counsel. The General Counsel is under no obligation to approve a trading plan submitted for pre-clearance, and may determine not to permit the transaction. If a request is rejected, this fact should not be disclosed to others. If clearance is granted, the Senior Insider must execute the trading plan within two (2) trading days after receipt of clearance. If for any reason the trading plan is not executed within two (2) trading days, clearance must be obtained again before the plan may be executed.

2.9.Special and Prohibited Transactions. Spirit has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this writing engage in certain types of transactions. Therefore any person covered under this writing may not engage in any of the following transactions, or should otherwise consider Spirit’s preferences as described below:

2.9.1.Short Selling, Short-Term Trading, and Hedging. Insiders are prohibited from engaging in short sales of Company Securities and entering into short-term trades involving Company Securities.

2.9.2.Hedging Transactions and Derivative Securities. Insiders are prohibited from purchasing or selling, or making any offer to purchase or offer to sell, derivative securities relating to Company Securities, whether or not issued by Spirit, such as exchange traded options to purchase or sell Company Securities (“puts” and “calls”) or financial instruments that are designed to hedge or offset any decrease in the market value of Company Securities (including but not limited to prepaid variable forwards, equity swaps, collars and exchange funds).

2.9.3.Margin Accounts and Pledged Securities. Insiders are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan because such Company Securities may be sold by the broker at a time when the Insider is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities.

2.9.4.Market Manipulation. Insiders are prohibited from conducting, procuring, arranging, or effecting a transaction in or for Company Securities that (i) is likely to give (or gives) false or misleading signals as to the market for or price of Company Securities (or knowingly disseminate information that is likely to give (or gives) false or misleading signals); (ii) is likely to keep the price of Company Securities at an artificial level; or (iii) uses deception.

2.9.5.Standing and Limit Orders. Spirit discourages the use of standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described above) as they create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of material nonpublic information.

2.10.Consequences of Violations. Persons who violate this Policy are subject to disciplinary action, including termination of employment and ineligibility for participation in Spirit’s equity incentive plans, and may be subject to civil and criminal penalties, imprisonment, and other remedies. Any person who violates this Policy or any federal or state law governing insider trading or tipping, or who knows of or reasonably suspects any such violation by another person, should report the matter immediately to the General Counsel. Upon learning of any such violation, the General Counsel will determine whether the Company should release any material nonpublic information and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority.

2.11.Other Disclosure-Related Obligations:

2.11.1.Selected Disclosure. SEC rules prohibit the “selective disclosure” of material nonpublic information to securities analysts or investors without simultaneously releasing the information to the public. The SEC has brought enforcement cases against companies whose spokespersons denied an accurate rumor, even though they believed at the time that the denial was true. Violation of these rules could result in substantial liability for the Insider, Spirit, and Spirit management. For this reason, Spirit permits only specifically designated representatives to discuss the company with the media, securities analysts, and investors. If an Insider receives any inquiry from an analyst, reporter, or stockholder, or if they are ever asked to confirm, deny, or comment on a rumor, the Insider should say nothing and politely refer that person to our Investor Relations Department. If an Insider should inadvertently comment on a stock price movement, confirm, deny, or speculate on a rumor, respond to a reporter’s question, or disclose material nonpublic information to a third party, the Insider must contact Spirit’s General Counsel immediately.

2.11.2.Confidential Information Generally. In addition to compliance with insider trading laws and this policy, Insiders are bound by Spirit polices and agreements prohibiting unauthorized disclosure of confidential and proprietary information about Spirit, Spirit Customers, suppliers, or business partners. There are many types of information that may not constitute material nonpublic information for trading purposes, but which are nevertheless protected by Spirit policy or contractual restrictions. Unauthorized disclosure of this information could subject the Insider to severe disciplinary action, including dismissal.

2.11.3.Social Media. The informality and viral immediacy that make social media so attractive are the very qualities that make them so dangerous for public companies. Unless specifically authorized, Insiders are prohibited from discussing Spirit business, customer, suppliers or Insiders on any blog, chat room, message board, website, Facebook, Twitter, or other social medium, even if the Insider believes they are not revealing material nonpublic information

2.12.Monitoring Compliance. The General Counsel will monitor compliance with this policy and periodically review this policy with the Audit Committee of the Board of Directors.

2.13.No Circumvention. No circumvention of this policy is permitted. No Insider may accomplish indirectly what is prohibited directly by this policy. The short-term benefits to an Insider cannot outweigh the potential liability to the Insider and to Spirit that may result from illegal trading.

2.14.Certification. All employees will be required to undergo training related to this policy and will be required to certify their understanding and intention to comply with it annually.